EXHIBIT 99.1

LOWRANCE  NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin Chief Financial Officer (918) 437-6881	Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

Lowrance Electronics Announces Exercise
of Over-Allotment Option

     TULSA, OK — October 4, 2004 — Lowrance Electronics, Inc. (NASDAQ:LEIX) announced today the exercise of an over-allotment option granted to the underwriter, JP Morgan Securities, Inc., of its previously announced offering of 2,160,758 shares of common stock, which was completed on September 22, 2004, for an additional 308,978 shares of common stock at a price of $24.00 per share.

     A total of 150,000 shares are being sold by the Company and the remaining shares are being sold by stockholders, including 150,000 shares by Darrell J. Lowrance, the Company’s chief executive officer.

     The net proceeds to the Company of the over-allotment shares, after underwriting discounts and commissions, will be approximately $3,384,000 million and will be used for general corporate purposes. The Company did not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. The Company closed the sale of the additional shares on October 4, 2004.

     A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The offering has been made by means of a prospectus contained in that registration statement. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common stock of Lowrance Electronics, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

     Copies of the prospectus relating to the offering may be obtained from the offices of JP Morgan Securities Inc., 277 Park Avenue New York, New York, 10172.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.lowrance.com) designs, manufactures and markets SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance"® and “Eagle"® Electronics and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes outdoor recreational use and vehicular navigational systems) and aviation.

*   *   *   *   *

#3689